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                                                                      Exhibit 21

                              LIST OF SUBSIDIARIES


Name of Subsidiary                                Jurisdiction of Incorporation
-----------------                                 -----------------------------
Chiswick, Inc.                                    (Massachusetts)
McBee Systems, Inc.                               (Colorado)
NEBS Business Products Limited                    (Canada)
NEBS Payroll Service Limited                      (Canada)
PremiumWear, Inc.                                 (Delaware)
Rapidforms, Inc.                                  (New Jersey)
Russell & Miller, Inc.                            (Delaware)
Safeguard Business Systems, Inc.                  (Delaware)
Safeguard Business Systems Limited                (Canada)
Standard Forms, Ltd.                              (United Kingdom)
VeriPack.com, Inc.                                (Delaware)